FOR RELEASE AT 7:00 A.M. ON NOVEMBER 17, 2005

Contacts:
Fresh Brands, Inc.
Louis Stinebaugh, President and COO
920-457-4433
John H. Dahly, Chief Financial Officer
920-457-4433
Jonathan B. Hoenecke, Vice President
of Finance
920-457-4433

FRESH BRANDS REPORTS THIRD QUARTER OPERATING RESULTS
Comparable Store Sales Increase of 5.3% During the Third Quarter
Also Announces $8.9 million of Non-Cash Asset Impairment Charges
Continued Improved Liquidity

Sheboygan, Wis. (November 17, 2005) 7:00 a.m. - Fresh Brands, Inc. (NASDAQ: FRSH) today reported its results of operations for its third quarter ended October 8, 2005.

Net sales for the third quarter of 2005 increased 4.1% to $160,528,000 compared to $154,263,000 for the third quarter of 2004. As a result of the recognition of non-cash after-tax impairment charges of approximately $8,900,000, or $(1.80) per diluted share, during the quarter, the Company’s loss from continuing operations was $8,194,000 or $(1.66) per diluted share, for the third quarter of 2005 compared to income from continuing operations of $599,000, or $0.12 per diluted share, for the third quarter of 2004. For the same reason, the Company recognized a net loss of $8,194,000, or $(1.66) per diluted share, for the third quarter of 2005, compared to a net income of $323,000, or $0.07 per diluted share, for the third quarter of 2004. Net income for 2004 included the operating losses and the loss on disposal of several corporate stores that were closed or sold in 2004.

For the first three quarters of 2005, net sales were $522,413,000 compared $513,806,000 for the same period in 2004. As a result of the Company’s recognition of non-cash after-tax impairment charges of approximately $8,900,000, or $(1.80) per diluted share during the third quarter, the Company’s loss from continuing operations was $7,788,000, or $(1.58) per diluted share, for the first three quarters of 2005 compared to a loss from continuing operations of $199,000, or ($0.04) per diluted share, for the same period in 2004. For the same reason, the Company recognized a net loss of $7,788,000, or $(1.58) per diluted share, for the first three quarters of 2005 compared to a net loss of $3,539,000, or $(0.72) per diluted share, for the first three quarters of 2004. The net loss for the first three quarters of 2004 included the operating losses and loss on disposal of several corporate stores that were sold or closed in 2004, as well as a $136,000 charge related to the adoption of a new accounting principle.

The Company’s comparable store sales performance for the third quarter of 2005 compared to the third quarter of 2004 were as follows:

Comparable store sales increases:
Corporate stores	5.3%
Consolidated franchise stores	4.3%
Other franchise stores	5.8%
Combined corporate and franchised stores	5.4%

“During the third quarter of 2005, we realized excellent sales increases throughout our corporate and franchised Piggly Wiggly stores as a result of the continued success of our value proposition strategy, improved weekly promotions, and in-store merchandising programs. We are especially pleased that the sales increases also resulted in significant increases to operating profits in most of our corporate and franchised stores. We believe these results indicate that we are on track with achieving the goals of our retail pricing and marketing strategy,” said Louis Stinebaugh, President and Chief Operating Officer.

“The retail sales increases have also driven significant sales gains in our wholesale segment as well. For the third quarter of 2005, our wholesale volume increased by 2.7% over the prior year,” added Stinebaugh.

Impairment Charges

“The impairment charges we announced today primarily relate to three relatively new, but underperforming corporate stores,” explained John Dahly, Fresh Brands’ Chief Financial Officer. “Excluding these charges, we achieved another positive quarter in our core operations.”

“From the outset, these operations were challenged with expensive facilities and with an initial pricing strategy that was uncompetitive. During the past year, we attempted to significantly improve the sales volumes in these stores through the overall value proposition marketing changes, targeted marketing initiatives for these stores, and by seeking to effect in-market consolidation opportunities for these stores. Despite some notable recent success with these efforts, we now believe that we will not be able to recover the carrying value of our investments in these stores and, as a result, we were required under generally accepted accounting principles to incur these non-cash impairment charge,” said Dahly.

“We intend to pursue the sale or closure of two of the stores within the first half of 2006 to eliminate their ongoing operating losses,” said Dahly. “We anticipate the ultimate disposal of these two stores may benefit future operating results by approximately $1.3 million annually, or $0.26 per fully diluted share. We currently do not intend to close the third store, but will further improve operating results by $0.2 million annually, or $0.05 per diluted share, due to reduced depreciation and amortization charges.”

“We also have committed to plans for alternate procurement and cross-docking arrangements of the general merchandise processed through our secondary distribution facility in Sheboygan, Wisconsin and will be closing that leased facility,” said Dahly. “We expect to improve future operating results by approximately $0.3 million annually, or $0.06 per share, through the cross-docking arrangement beginning in the second quarter of 2006.”

“The impact on our borrowings will depend on the timing and terms of disposal and whether we settle the lease obligations for the two stores and the secondary distribution center,” explained Dahly. “We estimate that the additional borrowings could be approximately $2.5 million, net of proceeds from the sale of equipment, the liquidation of inventory, and tax savings from the settlement of the leases, although substantially all of the additional borrowing could be deferred if we choose not to settle the leases.”

“During the third quarter of 2005, we further improved our liquidity as our operating cash flows continue to improve and we carefully manage our capital expenditures. During the third quarter we increased our working capital levels to accommodate seasonal and other merchandising activities and we expect those levels to decrease again in the fourth quarter,” said Dahly. “As of the end of the third quarter, we had reduced our borrowings under our credit facility by $7.5 million to $12.8 million, and our availability under the facility was $17.9 million. We expect further reductions to our credit facility borrowings over the remainder of 2005 and into 2006.”

Following are brief discussions of the results of operations for each of the Company’s operating segments.

Wholesale segment

Wholesale sales increased $2.9 million, or 2.7%, during the third quarter of 2005 and decreased $5.5 million, or 1.5%, for the first three quarters of 2005 compared to the same periods of 2004. The increase in wholesale sales during the third quarter reflected increased sales to the Company’s continuing store base consistent with the Company’s increased sales throughout its corporate and franchised stores. The decrease in wholesale sales for the first three quarters primarily reflected the impact of closing three franchise stores and six corporate stores since the first quarter of 2004 and selling one corporate store in August 2004. As a partial offset to these decreases, the Company added several new customers during this same time period.

Wholesale operating income was impacted by several repositioning and other impairment charges during 2005 and 2004 including:

•	Non-cash, pre-tax asset impairment charges of $1.2 million in the third quarter of 2005 related to the Company’s plans to contract alternative procurement and cross-docking arrangements for merchandise processed through the Company’s secondary warehouse facility in Sheboygan, Wisconsin.

•	Lease exit charges of $1.0 million in the second quarter of 2005 related to the closure of two underperforming franchise stores.

•	A $1.3 million lease exit charge related to the closure of one franchise store in the first quarter of 2004.

Exclusive of the repositioning and other impairment charges, the Company’s operating income for the quarter and year-to-date periods reflected an improved gross margin and an increased selling and administrative expense rate that were the result of changes to the Company’s manufacturer cooperative advertising program and its promotional activities in connection with its implementation of the value proposition strategy. The changes resulted in increased manufacturer allowances and reduced cost of goods, which have been directed at increased merchandise sales, and less income used to offset other advertising costs. As a result of these changes, the Company also significantly reduced its direct funding of retail promotions.

The Company’s provisions for potentially uncollectible franchise receivables were $0.1 million for the third quarter of 2005 compared to $0.4 million for the third quarter of 2004 and $1.1 million for the first three quarters of 2005 compared to $1.9 million for the same period in 2004. Each quarter, the Company estimates its provisions for potentially uncollectible franchise receivables based on a review of the underlying financial performance of the franchisees and its expectations for additional actions that may be taken for underperforming stores. The improvement in the provisions for potentially uncollectible franchise receivables reflected significant improvement in the underlying financial performance of the Company’s franchise stores during these periods and the Company expects the improved performances to continue.

Corporate retail segment

Corporate retail store sales decreased $1.7 million, or 2.7%, during the third quarter of 2005 and $13.6 million, or 6.1%, during the first three quarters of 2005 compared to the same periods of 2004. The decreases were primarily the result of the conversion of two corporate stores in September 2004 to franchise ownership and the closure of one of the Company’s Sheboygan area stores in March 2005. The Company’s comparable store sales increases were 5.3% for the quarter and 2.2% for the first three quarters. These increases reflected substantial increases in the Company’s corporate Piggly Wiggly stores as a result of the success of its value proposition strategy and improved weekly promotions during 2005. The increases in the Company’s corporate Piggly Wiggly stores were partially offset by a significant decrease in one corporate Dick’s Supermarket store due to a competitive impact, and overall flat sales in its other corporate Dick’s Supermarkets stores, in which the Company has not implemented the value proposition.

Corporate retail operating results were impacted by repositioning and other impairment charges during 2005 and 2004 including:

•	Non-cash, pre-tax asset impairment charges of $13.4 million in the third quarter of 2005 related to three underperforming stores.

•	A $0.3 million gain in the third quarter of 2005 on the settlement of a capital lease obligation for one of the previously closed corporate stores.

•	An asset impairment charge of $1.3 million recognized in the second quarter of 2004 in connection with the conversion to franchise ownership of two corporate stores.

The Company’s gross profits improved due to its pricing and marketing efforts commenced in November 2004 that resulted in an enhanced sales mix, such as increased sales of non-promoted items and increased sales in our perishable departments that generally have higher gross margins.

Franchise retail segment

The Company’s franchise retail segment is comprised of the franchise entities that it is required to consolidate with its own operations primarily because of loans to these entities or loan guarantees for them and their financial condition at the time the loans or loan guarantees were made. The Company’s operating results for the third quarter of 2005 included the results of 22 consolidated franchise stores and the operating results for the third quarter of 2004 included the results for 16 consolidated franchise stores. With continued improvement in operating performance, the Company believes that most, if not all, of these entities can be financially independent entities in the long-term.

Franchise retail sales for the third quarter of 2005 increased $8.6 million, or 31.4%, compared to the third quarter of 2004. The increase was primarily due to the six additional stores included in this consolidated group. Sales of comparable stores increased 4.3% for the third quarter and increased 2.6% for the year-to-date period as a result of the pricing and marketing efforts commenced in November 2004. Operating income and margins for the consolidated franchise stores improved based on the increased sales volumes, the improved sales mix from the value proposition initiative, and the Company’s management of operational expenses.

Conference Call Information

Fresh Brands’ management will discuss the items disclosed in this press release in a conference call on Thursday, November 17, 2005 at 1:00 p.m. CDST (2:00 p.m. EDST). The call can be accessed by dialing 1-800-640-9765 (confirmation number is 13252569; host is Mr. Louis Stinebaugh).

About Fresh Brands

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 74 franchised supermarkets, 20 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located through Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are also forward-looking statements. In addition, forward-looking statements include statements about: (a) the Company’s expectations regarding the anticipated benefits of its new operational focus, particularly its new in-store value proposition and pricing and marketing strategy, including the impact that the new operational focus will have on the Company’s future financial performance and condition, including on net sales and gross profit margins and comparable store sales; (b) the anticipated benefits that the Company’s new in-store value proposition and specific marketing plans and other operating goals will have on the Company’s underperforming corporate and franchised supermarkets and the potential consequences if such anticipated benefits are not realized; (c) the number of expected owned and franchisee supermarket closings in 2005, the amount of charges the Company expects to incur in connection with such supermarket closings and the potential effect that such charges could have on the Company’s future financial performance and condition; (d) the annual savings that the Company expects to realize as a result of the full integration of its Dick’s Supermarkets operations; (e) the anticipated impact that the Company’s new headquarters pricing system will have on its pricing strategy; (f) the Company’s ability to continue to grow its wholesale operations; (g) the Company’s belief that its existing bank credit facility will provide it with sufficient liquidity to meet its normal, expected working capital requirements, planned capital expenditures, and term debt payments for 2005; and (h) the potential that the Company may incur impairment charges for goodwill and the potential magnitude of such charges. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the Company’s anticipated results. Such risks and uncertainties include, but are not limited to, the following: (1) the Company realizing the expected benefits of its new in-store value proposition and the likely material adverse consequences to its financial results and condition if the expected benefits are not realized or are not realized in a timely manner; (2) the possibility that the Company’s vendors may adversely change the terms on which they extend credit to sell products to the Company; (3) the Company’s limited liquidity under its revolving credit facility; (4) the Company’s significant capitalized lease and guarantee amounts; (5) the presence of intense competitive market activity in the Company’s market areas, including competition from warehouse club stores and deep discount supercenters; (6) the cost advantages that many of the Company’s competitors have as a result of their larger purchasing power and, in many cases, non-union workforces; (7) the Company’s ability to identify and convert new franchisee stores; (8) the Company’s continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (9) the potential recognition of repositioning and/or other charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company’s retail store operators; (10) the potential recognition of additional charges relating to uncollectible accounts receivable from the Company’s franchise operators; (11) the potential recognition, of additional potentially significant impairment charges for goodwill; and (12) the Company’s costs to continue to comply with the Sarbanes-Oxley Act of 2002. These factors, and other factors that may affect the business or financial results of the Company are described in Fresh Brands’ filings with the SEC, including Fresh Brands’ annual report on Form 10-K for the fiscal year ended January 1, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# #

Fresh Brands, Inc.
Consolidated Statement of Operations
(Unaudited)

	For the 12-weeks ended		For the 40-weeks ended
(in thousands, except per share data)	October 8, 2005	October 9, 2004	October 8, 2005	October 9, 2004
Net sales	$160,528	$154,263	$522,413	$513,806
Cost of products sold	124,711	121,087	404,992	404,928

Gross profit	35,817	33,176	117,421	108,878
Selling and administrative expenses	30,762	28,471	101,247	94,110
Repositioning and other impairment charges	14,248	--	15,296	2,629
Depreciation and amortization	2,714	2,858	9,133	9,252

Operating income	(11,907)	1,847	(8,255)	2,887
Interest expense, net	1,007	1,018	3,456	3,243
Minority interest in earnings (losses)	437	135	971	199

Income (loss) from continuing operations	(13,351)	694	(12,682)	(555)
before income taxes
Income tax provision (benefit)	(5,157)	95	(4,894)	(356)

Income (loss) from continuing operations	(8,194)	599	(7,788)	(199)
Discontinued operations	--	(276)	--	(3,204)
Cumulative effect of accounting change	--	--	--	(136)

Net income (loss)	$(8,194)	$323	$(7,788)	$(3,539)

Earnings (loss) per share - basic:
Income from continuing operations	$(1.66)	$0.12	$(1.58)	$(0.04)
Loss from discontinued operations	--	(0.05)	--	(0.65)
Cumulative effect of accounting change	--	--	--	(0.03)
Net income (loss)	$(1.66)	$0.07	$(1.58)	$(0.72)
Earnings (loss) per share - diluted:
Income from continuing operations	$(1.66)	$0.12	$(1.58)	$(0.04)
Loss from discontinued operations	--	(0.05)	--	(0.65)
Cumulative effect of accounting change	--	--	--	(0.03)
Net income (loss)	$(1.66)	$0.07	$(1.58)	$(0.72)
Weighted average shares outstanding:
Basic	4,932	4,927	4,931	4,917
Diluted	4,933	4,927	4,931	4,917

Fresh Brands, Inc.
Operating Segment Information
(Unaudited)

	For the 12-weeks ended				For the 40-weeks ended
(in thousands)	October 8, 2005		October 9, 2004		October 8, 2005		October 9, 2004
Sales
Wholesale	$111,595		$108,661		$365,946		$371,417
Corporate Retail	62,946		64,692		207,270		220,847
Franchise Retail	36,147		27,511		110,586		87,842
Intersegment Eliminations
Sales to Corporate Retail	(32,467)		(33,353)		(106,874)		(123,206)
Sales to Franchise Retail	(17,693)		(13,248)		(54,515)		(43,094)

Total	$160,528		$154,263		$522,413		$513,806

Gross Profit
Wholesale	$13,145	11.8%	$12,292	11.3%	$44,748	12.2%	$39,254	10.6%
Corporate Retail	14,601	23.2%	14,758	22.8%	47,994	23.2%	50,679	22.9%
Franchise Retail	8,576	23.7%	6,613	24.0%	26,385	23.9%	20,998	23.9%
Intersegment Eliminations	(505)		(487)		(1,706)		(2,053)

Total	$35,817	22.3%	$33,176	21.5%	$117,421	22.5%	$108,878	21.2%

Operating Income
Wholesale	$1,186	1.1%	$2,902	2.7%	$5,732	1.6%	$6,198	1.7%
Corporate Retail	(13,524)	(21.5)%	(1,059)	(1.6)%	(14,827)	(7.2)%	(3,431)	(1.6)%
Franchise Retail	431	1.2%	4	0.0%	840	0.8%	120	0.1%

Total	$(11,907)	(7.4)	$1,847	1.2%	$(8,255)	(1.6)	$2,887	0.6%

Repositioning and Impairment Charges
Wholesale	$1,188	1.1%	$--	0.0%	$2,236	0.6%	$1,315	1.7%
Corporate Retail	13,060	20.7%	--	0.0%	13,060	6.3%	1,314	0.6%
Franchise Retail	--	0.0%	--	0.0%	--	0.0%	--	0.0%

Total	$14,248	8.9%	$--	0.0%	$15,296	2.9%	$2,629	0.6%

Operating Income, excluding repositioning and other impairment charges(1)
Wholesale	$2,374	2.1%	$2,902	2.7%	$7,968	2.2%	$7,513	2.0%
Corporate Retail	(464)	(0.7)%	(1,059)	(1.6)%	(1,767)	(0.9)%	(2,117)	(1.0)%
Franchise Retail	431	1.2%	4	0.0%	840	0.8%	120	0.1%

Total	$2,341	1.5%	$1,847	1.2%	$7,041	1.3%	$5,516	1.1%

        (1) Operating income reported under accounting principles generally accepted in the United States (GAAP) requires the inclusion of the repositioning and other impairment charges shown in the preceding section of this table. We believe presenting operating income, exclusive of these repositioning and impairment charges, is helpful to investors to evaluate our recurring operational performance.

Fresh Brands, Inc.
Consolidated Balance Sheets

(Subject to reclassifications)
(in thousands)	(Unaudited) October 8, 2005	January 1, 2005
Assets
Current assets:
Cash and equivalents	$5,576	$5,870
Receivables, net	14,228	16,098
Inventories	41,462	38,172
Other current assets	11,493	12,097

Total current assets	72,759	72,237

Noncurrent receivable under capital subleases	27,200	28,629
Property and equipment, net	24,551	34,299
Property under capital leases, net	27,803	39,463
Goodwill	21,455	21,455
Other noncurrent assets	11,772	6,896

Total assets	$185,540	$202,979

Liabilities and Shareholders’ Investment
Current liabilities:
Accounts payable	$32,669	$32,196
Accrued liabilities	19,177	17,619
Current portion of revolving credit facility	5,000	5,000
Current obligations under capital leases	2,729	2,899
Current maturities of debt	2,667	2,968

Total current liabilities	62,242	60,682

Long-term capital lease obligations	68,251	71,322
Revolving line of credit	7,800	15,300
Other long-term debt	5,605	6,394
Other noncurrent liabilities	508	1,082
Minority interests	1,273	580
Shareholders’ investment	39,861	47,619

Total liabilities and shareholders’ investment	$185,540	$202,979

Availability under credit facility	$17,916	$9,667

Fresh Brands, Inc. Condensed Consolidated Statement of Cash Flows (Unaudited)

(Subject to reclassifications)	For the 40-weeks ended
(in thousands)	October 8, 2005	October 9, 2004
Cash flows from operating activities:
Net income (loss)	$(7,788)	$(3,539)
Adjustments to reconcile net income to net cash provided
by operating activities:
Provision for doubtful accounts	1,113	1,900
Depreciation and amortization	9,132	9,376
Provisions for store closures	1,048	4,359
Gain on settlement of capital lease obligation	(343)	--
Property and equipment impairment charges	14,591	1,511
Deferred income taxes	(5,340)	(12)
Minority interest	971	199
Cumulative effect of change in accounting principles	--	136
Changes in assets and liabilities:
Receivables, net	773	(1,282)
Inventories	(2,053)	3,297
Other current assets	162	(2,031)
Accounts payable	473	(7,407)
Accrued liabilities	799	(2,469)

Net cash flows provided by operating activities	13,538	4,038

Cash flows from investing activities:
Capital expenditures	(1,607)	(4,150)
Acquisition of stores by consolidated franchisees, net of cash	(1,578)	--
Proceeds from sale of store	--	1,111
Expenditures for land and buildings under development	--	(1,941)
Proceeds from sale of land and buildings under development	--	6,776
Receipt of principal amounts under capital subleases	1,089	915

Net cash flows (used in) provided by investing activities	(2,096)	2,711

Cash flows from financing activities:
Net change in revolver activity	(7,500)	1,950
Principal payments on capital lease obligations	(2,898)	(1,956)
Principal payments of consolidated franchise debt	(1,441)	(1,926)
Principal payments on long-term debt	(184)	(250)
Long-term debt proceeds of consolidated franchisees	535	--
Deferred financing costs	--	(512)
Distributions to minority interests	(278)	(186)
Other financing activities	30	101

Net cash flows (used in) provided by financing activities	(11,736)	(2,779)

Cash and equivalents:
Net change	(294)	3,970
Cash of consolidated franchises at beginning of period	--	115
Balance, beginning of period	5,870	1,323

Balance, end of period	$5,576	$5,408